ARTICLES OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF
                                SERGIOS USA, INC.

         Pursuant to Sections 607.1003 and 607.1006 of the Business Corporation Act of the State of Florida, the following provisions of the Articles of Incorporation of Sergios USA, Inc., a Florida corporation ("Corporation"), filed with the Department of State on September 9, 1998, Document Number P98000077944 be, and are hereby, amended as shown below:

         Article I of the Articles of Incorporation of this Corporation is amended to read in its entirety as follows:

                                    ARTICLE I
                                 CORPORATE NAME

         The name of this Corporation shall be: GLOBAL PIZZA CORPORATION

         The foregoing amendment was duly adopted by written consent of the holders of a majority of the issued and outstanding voting securities of the Company, which such votes cast for the amendment by such shareholders were sufficient for approval, and the unanimous written consent of the Board of Directors on November 17, 1998.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 18th day of November, 1998.


                                    -----------------------------------------
                                    Charles B. Pearlman, President & Director




CHARLES B. PEARLMAN, ESQ., FLA BAR #235547
Atlas, Pearlman, Trop & Borkson, P.A.
200 East Las Olas Boulevard, Suite 1900
Fort Lauderdale, Florida 33301
Phone No.: (954) 763-1200